Exhibit 99.1

Monroe Capital Corporation Announces Strong Third Quarter Financial Results

CHICAGO, IL, November 9, 2015 -- Monroe Capital Corporation (Nasdaq: MRCC) (“Monroe”) today announced its financial results for the third quarter ended September 30, 2015.

Except where the context suggests otherwise, the terms “Monroe,” “we,” “us,” “our,” and “Company” refer to Monroe Capital Corporation.

Third Quarter 2015 Financial Highlights

•	Net investment income of $4.5 million, or $0.36 per share

•	Adjusted Net Investment Income (a non-GAAP measure described below) of $4.5 million, or $0.36 per share

•	Net increase in net assets resulting from operations of $4.7 million, or $0.38 per share

•	Net asset value (“NAV”) of $179.9 million, or $14.21 per share

•	Paid quarterly dividend of $0.35 per share on September 30, 2015

Chief Executive Officer Theodore L. Koenig commented, “We are pleased to report strong earnings for the third quarter of 2015, with net investment income of $0.36 per share, covering our dividend of $0.35 per share. This quarter represents our sixth consecutive quarter of dividend coverage, even after raising our dividend to $0.35 per quarter in the first quarter of this year and after raising new capital in a secondary offering during the second quarter. We are pleased to be able to continue to provide our stockholders consistent, strong quarterly results and a stable book value in what has been a challenging market environment for other BDCs. During the quarter, we put to work a significant amount of the new capital from our second quarter capital raise, increasing our investments at fair value by $47.2 million. We expect to continue to grow our portfolio over time as well as redeploy proceeds from repayments into high return investment opportunities.”

Growth of the Investment Portfolio

The following charts depict the growth of the Company’s investment portfolio since the pricing of its initial public offering on October 24, 2012:

Selected Financial Highlights

(in thousands, except per share data)

	September 30, 2015	June 30, 2015
Consolidated Statements of Assets and Liabilities data:	(unaudited)
Investments, at fair value	$329,731	$282,513
Total assets	$343,504	$291,959
Net asset value	$179,868	$176,487
Net asset value per share	$14.21	$14.18

	For the quarter ended
	September 30, 2015	June 30, 2015
Consolidated Statements of Operations data:	(unaudited)
Net investment income	$4,498	$5,071
Adjusted net investment income (1)	$4,498	$5,071
Net gain (loss) on investments and secured borrowings	$242	$(7)
Net increase in net assets resulting from operations	$4,740	$5,064

Per share data:
Net investment income	$0.36	$0.43
Adjusted net investment income (1)	$0.36	$0.43
Net gain (loss) on investments and secured borrowings	$0.02	$(0.00)
Net increase in net assets resulting from operations	$0.38	$0.43

(1)	See Non-GAAP Financial Measure – Adjusted Net Investment Income below for a detailed description of this non-GAAP measure and a reconciliation from net investment income to adjusted net investment income.

Portfolio Review

The Company had debt and equity investments in 55 portfolio companies, with a total fair value of $329.7 million, as of September 30, 2015 as compared to debt and equity investments in 50 portfolio companies, with a total fair value of $282.5 million, as of June 30, 2015. The Company’s portfolio consists primarily of first lien loans, representing 77.5% of the portfolio as of September 30, 2015 and 81.0% of the portfolio as of June 30, 2015. As of September 30, 2015, the weighted average contractual yield on the Company’s investments was 10.5% and the effective yield was 10.7% as compared to the weighted average contractual yield of 10.8% and effective yield of 11.1% as of June 30, 2015.

Financial Review

Net investment income for the quarter ended September 30, 2015 totaled $4.5 million, or $0.36 per share, compared to $5.1 million, or $0.43 per share, for the quarter ended June 30, 2015. Adjusted net investment income was also $4.5 million, or $0.36 per share, for the quarter ended September 30, 2015, compared to $5.1 million, or $0.43 per share, for the quarter ended June 30, 2015. On a per share basis, the decrease in adjusted net investment income was primarily attributable to a decrease in interest income, partially offset by a decrease in expenses. The Company’s interest income (including cash interest and payment-in-kind interest) decreased by $0.08 per share during the third quarter, driven primarily by lower prepayment fees and paydown gains (losses) as repayment activity was minimal during the quarter ended September 30, 2015. Interest income, excluding the impact of prepayment fees and paydown gains (losses), was down only slightly from the second quarter on a per share basis reflecting a slight decline in effective yield on the portfolio during the quarter.

Net gain (loss) on investments and secured borrowings was $0.2 million for the quarter ended September 30, 2015, compared to ($7) thousand of net gain (loss) on investments and secured borrowings for the quarter ended June 30, 2015. These gains (losses) are primarily the result of net unrealized mark-to-market gains (losses) on investments in the portfolio and a realized gain on an equity position during the quarter ended September 30, 2015.

Net increase in net assets resulting from operations was $4.7 million, or $0.38 per share, for the quarter ended September 30, 2015, compared to $5.1 million of net increase in net assets resulting from operations, or $0.43 per share, for the quarter ended June 30, 2015. This decrease is primarily the result of declines in prepayment fees and paydown gains (losses) during the quarter ended September 30, 2015 due to reductions in repayment activity, partially offset by increases in net gain (loss) on investments and secured borrowings. The Company’s NAV increased to $14.21 per share at September 30, 2015 from $14.18 per share at June 30, 2015.

Liquidity and Capital Resources

At September 30, 2015, the Company had $9.1 million in cash, $116.2 million of total debt outstanding on its revolving credit facility and $40.0 million in outstanding Small Business Administration (“SBA”) debentures. As of September 30, 2015, the Company had $18.8 million available for additional borrowings on its revolving credit facility and had drawn all of its available SBA-guaranteed debentures.

On July 31, 2015, the Company closed a $25.0 million upsize to its revolving credit facility with ING Capital LLC, as agent, to $135.0 million in accordance with the facility’s accordion feature.

SBIC Subsidiary

As of September 30, 2015, the Company’s wholly-owned subsidiary, Monroe Capital Corporation SBIC, LP (“MRCC SBIC”), had $20.0 million in regulatory capital and leveragable capital and cash and investments at fair value of $4.4 million and $57.9 million, respectively. Additionally, MRCC SBIC had $40.0 million in SBA-guaranteed debentures outstanding.

Non-GAAP Financial Measure – Adjusted Net Investment Income

On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents net investment income, excluding the net capital gains incentive fee. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee.

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented:

	For the quarter ended
	September 30, 2015		June 30, 2015
	Amount	Per Share Amount	Amount	Per Share Amount
	(in thousands, except per share data)
Net investment income	$4,498	$0.36	$5,071	$0.43
Net capital gains incentive fee	-	-	-	-
Adjusted net investment income	$4,498	$0.36	$5,071	$0.43

Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

Third Quarter 2015 Financial Results Conference Call

The Company will host a webcast and conference call to discuss these operating and financial results on Monday, November 9, 2015 at 2:00 pm ET. The webcast will be hosted on a webcast link located in the Investor Relations section of the Company’s website at http://ir.monroebdc.com/events.cfm. To participate in the conference call, please dial (877) 312-8807 approximately 10 minutes prior to the call. Please reference conference ID # 69458065.

For those unable to listen to the live broadcast, the webcast will be available for replay on the Company’s website approximately two hours after the event.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-Q for the quarter ended September 30, 2015 to be filed with the Securities and Exchange Commission (www.sec.gov) on November 9, 2015.

MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	September 30, 2015	June 30, 2015
	(unaudited)
ASSETS
Investments, at fair value:
Non-controlled/non-affiliate company investments	$286,716	$244,233
Non-controlled affiliate company investments	34,656	31,939
Controlled affiliate company investments	8,359	6,341
Total investments, at fair value (amortized cost of: $330,480 and $283,380, respectively)	329,731	282,513
Cash	9,109	4,929
Interest receivable	1,580	1,284
Deferred financing costs, net	2,603	2,664
Other assets	481	569
Total assets	343,504	291,959

LIABILITIES
Revolving credit facility	116,200	49,700
SBA debentures payable	40,000	40,000
Secured borrowings, at fair value (proceeds of: $2,935 and $3,585, respectively)	2,843	3,450
Payable for open trades	-	18,102
Interest payable	386	395
Management fees payable	1,371	1,188
Incentive fees payable	1,124	1,268
Accounts payable and accrued expenses	1,712	1,369
Total liabilities	163,636	115,472
Net assets	$179,868	$176,487

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 100,000 shares authorized, 12,661 and 12,450
shares issued and outstanding, respectively	$13	$12
Capital in excess of par value	179,410	176,338
Undistribued net investment income (accumulated distributions in excess of net investment income)	1,104	871
Accumulated net realized gain (loss) on investments	-	-
Accumulated net unrealized appreciation (depreciation) on investments and secured borrowings	(659)	(734)
Total net assets	$179,868	$176,487
Net asset value per share	$14.21	$14.18

MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the quarter ended
	September 30, 2015	June 30, 2015
	(unaudited)
Investment income:
Interest income:
Non-controlled/non-affiliate company investments	$7,808	$8,363
Non-controlled affiliate company investments	1,069	962
Controlled affiliate company investments	295	194
Total investment income	9,172	9,519

Operating expenses:
Interest and other debt financing expenses	1,434	1,251
Base management fees	1,370	1,188
Incentive fees	1,124	1,268
Professional fees	226	193
Administrative service fees	279	278
General and administrative expenses	241	270
Total expenses	4,674	4,448
Net investment income	4,498	5,071

Net gain (loss) on investments and secured borrowings:
Net realized gain (loss) on investments:
Non-controlled/non-affiliate company investments	167	-
Net realized gain (loss) on investments	167	-

Net change in unrealized appreciation (depreciation) on investments:
Non-controlled/non-affiliate company investments	(511)	665
Non-controlled affiliate company investments	1,904	698
Controlled affiliate company investments	(1,275)	(1,339)
Net change in unrealized appreciation (depreciation) on investments	118	24

Net change in unrealized (appreciation) depreciation on secured borrowings	(43)	(31)

Net gain (loss) on investments and secured borrowings	242	(7)

Net increase (decrease) in net assets resulting from operations	$4,740	$5,064

Per common share data:
Net investment income per share - basic and diluted	$0.36	$0.43
Net increase in net assets resulting from operations per share - basic and diluted	$0.38	$0.43
Weighted average common shares outstanding - basic and diluted	12,545	11,718

ABOUT MONROE CAPITAL CORPORATION
Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

ABOUT MONROE CAPITAL LLC
Monroe Capital LLC is a provider of senior and junior debt and equity co-investments to middle-market companies in the U.S. and Canada. Investment types include unitranche financings, cash flow and enterprise value based loans, asset based loans, acquisition facilities, mezzanine debt, second lien or last-out loans and equity co-investments. Monroe Capital LLC prides itself on its flexible investment approach and its ability to close and fund transactions quickly. Monroe Capital LLC is committed to being a value-added and user-friendly partner to owners, senior management and private equity sponsors. Monroe has been recognized by Global M&A Network as the 2013, 2014 and 2015 Small Middle Markets Lender of the Year, Private Debt Investor as the 2013 Unitranche Lender of the Year and the 2014 Senior Lender of the Year and the U.S. Small Business Administration as the 2015 Small Business Investment Company (SBIC) of the Year. To learn more about Monroe Capital LLC, visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:	Monroe Capital Corporation

Investor Contact:	Aaron D. Peck
Chief Investment Officer and Chief Financial Officer
Monroe Capital Corporation
(312) 523-2363
Email: apeck@monroecap.com

Media Contact:	Douglas Allen
BackBay Communications
(646) 722-4270
Email: doug.allen@backbaycommunications.com